                  BEC ENERGY AND COMMONWEALTH ENERGY SYSTEM
                      AGREE TO $4.4 BILLION COMBINATION

         Merger Creates Premier Energy Delivery System in New England


Boston, MA and Cambridge, MA (December 7, 1998) - BEC Energy [NYSE: BSE] and Commonwealth Energy System ("COM/Energy") [NYSE: CES] today announced that their boards of trustees have approved a definitive agreement providing for a merger in which the total consideration would be a combination of cash and stock in a newly-formed holding company. The combined company will have a total market capitalization of approximately $4.4 billion ($2.6 billion in equity; $1.7 billion in net debt; $0.1 billion in preferred stock). The $2.6 billion equity value is the largest of any New England utility. The combination is anticipated to be accretive to earnings per share in the first full year following closing.

The combined company will serve about 1.3 million customers, including approximately 1,040,000 electric customers in 81 communities and 240,000 gas customers in 51 communities.

Thomas J. May, chairman, president and chief executive officer of BEC Energy, said, "BEC Energy and COM/Energy share a common vision -- to be the premier energy delivery company in our region. At BEC Energy, we are focusing our efforts on the transmission and distribution of energy. We believe that expanding our customer base is the key to success in the delivery business. Our goal is to grow to two million customers, enabling us to further enhance customer service.


                                   - more -

"The new company allows us to broaden our customer base, and to capture the savings opportunities that the combined operations can produce," Mr. May added. "We will continue to make customer service the top priority. Our expanded platform will allow the combined company to invest more effectively in technology and infrastructure which will lead to higher levels of customer service."

Russell D. Wright, president and chief executive officer of COM/Energy, said, "We are delighted with today's announcement. BEC Energy and COM/Energy have worked together for many years and our merger maintains and, indeed, strengthens the commitments we both have to corporate citizenship and our customers. Our service territories will continue to be served by skilled and dedicated people who know and understand local needs. In addition, the combination will enhance the local and regional economies through more stable rates.

"The new company will be financially strong and strategically focused on the delivery of superior service to its customers, including competitive energy suppliers. Employees will become part of a larger, more vibrant energy delivery company. We are confident that this strategic combination will be beneficial for our customers, our employees and our shareholders," concluded Mr. Wright.

Under the terms of the agreement, a new holding company will be created and both BEC Energy and COM/Energy will exchange their shares for a combination of stock in the holding company and cash. The cash portion of the transaction is expected to be financed primarily through current cash balances and internally generated funds. BEC Energy stockholders may elect to receive 1 share of the holding company's common stock or $44.10 in cash for each BEC Energy share they own. The cash price represents a 5% premium to BEC Energy's closing stock price on December 4, 1998. COM/Energy stockholders may elect to receive
1.05 shares of the holding company's common stock or $44.10 in cash for each COM/Energy share they own, representing a 17% premium to COM/Energy's closing price on December 4, 1998.

Under the merger agreement, $200 million in cash will be allotted to BEC Energy stockholders and $100 million in cash will be allotted to COM/Energy stockholders. In the event that stockholders of BEC Energy or COM/Energy do not elect to receive all of the shares of the combined company's common stock allotted, the shares will be proportionately allocated to those stockholders who have elected to receive cash. In the event that stockholders of BEC Energy and COM/Energy, collectively, do not elect to receive all of the cash allotted, cash will be allocated to those stockholders who have elected to receive shares of the combined company's common stock.

The transaction is expected to be tax-free to stockholders to the extent they receive common stock of the combined company. The combination is expected to be accounted for using the purchase method of accounting.


                                   - more -

Based on 47.2 million shares of BEC Energy and 21.5 million shares of COM/Energy currently outstanding, BEC Energy stockholders will receive approximately 42.6 million shares in the new company and $200 million in cash and COM/Energy stockholders will receive approximately 20.2 million shares and $100 million in cash. At the close of the transaction, BEC Energy stockholders will own approximately 68% of the combined company and COM/Energy stockholders will own approximately 32%.

It is anticipated that the initial annual dividend for the new company's common stock would be equal to BEC Energy's annual dividend, currently $1.88 per share. For COM/Energy stockholders, this represents a 22 percent increase in annual dividend on an as-converted basis.

The new company anticipates net savings related to the merger of approximately $500 million over a ten-year period from the elimination of duplication in corporate and administrative programs, greater efficiencies in operations and business processes, increased purchasing efficiencies and the combination of the two workforces. Employee reductions due to the merger are expected to be about 300 positions out of a total workforce of approximately 3,900. The new company expects to achieve reductions through a variety of programs which would include hiring freezes, attrition and voluntary separation. All union contracts will remain in effect.

The new company will be an exempt public utility holding company which will be the parent of Boston Edison Company and Commonwealth Electric Company, Cambridge Electric Light Company, Canal Electric Company, Commonwealth Gas Company, and the unregulated affiliates of BEC Energy and COM/Energy. The corporate headquarters of the holding company will be in Boston and the company will have a significant presence throughout Eastern Massachusetts. Initially the board of directors of the new holding company will consist of the trustees of each company at the time of the merger.

Upon completion of the merger, Thomas J. May, currently chairman, president and chief executive officer of BEC Energy, will become chairman and chief executive officer of the new company. Russell D. Wright, president and chief executive officer of COM/Energy, will become president and chief operating officer of the new company and will serve on the new company's board of directors.

A service quality plan and a rate plan will be filed with the Massachusetts Department of Telecommunications and Energy (DTE) within 30 days. The service quality plan will include service performance standards and service quality guarantees. The rate plan will provide for price stability for all customers.


                                   - more -

The merger is conditioned, among other things, upon the approvals of each company's shareholders and various regulatory agencies, including the DTE's approval of the rate plan and the approvals of the Federal Energy Regulatory Commission (FERC), the Nuclear Regulatory Commission (NRC), and the Securities and Exchange Commission (SEC). Given that all operations are within Massachusetts, the companies anticipate that regulatory approvals can be obtained by mid-1999.

Goldman, Sachs & Co. acted as financial advisor and provided a fairness opinion to BEC Energy. SG Barr Devlin acted as financial advisor and provided a fairness opinion to Commonwealth Energy System.

BEC Energy intends to continue its previously announced stock repurchase program of 4 million shares.

Commonwealth Energy System is a $1 billion holding company based in Cambridge, Massachusetts. Its regulated subsidiaries include Commonwealth Electric Company, Cambridge Electric Light Company, Canal Electric Company and Commonwealth Gas Company, together serving 600,000 customers in Eastern Massachusetts.

BEC Energy, through its wholly owned subsidiary Boston Edison Company, provides electricity to about 670,000 customers in the city of Boston and 39 other cities and towns in Eastern Massachusetts.

This press release includes forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect numerous assumptions, and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are: the ability of the combined company to successfully reduce its cost structure and realize the economies expected to be generated by the merger, including benefits from consolidation of the companies' workforces, the effects of the continued regulatory orders and legislative changes in connection with utility industry restructuring; the effects of the changes in economic conditions, weather conditions, growth in the service territories of the two companies, interest costs and the other risks detailed from time to time in BEC Energy's and Commonwealth Energy System's SEC reports. See the Annual Reports of each of BEC Energy and Commonwealth Energy System for the years ended December 31, 1997.

Note to Editors: Today's news release, along with other news about BEC Energy and Commonwealth Energy System, is available on the Internet at http://www.bostonedison.com and http://www.comenergy.com.


                                   #  #  #